Exhibit 99.1

BioLargo Sets New Quarterly Revenue Record

Quarterly revenues in Q2 grew 37% compared to Q1, and 185% compared to Q2 of 2021.

Westminster, CA – August 3, 2022 – BioLargo, Inc. (OTCQB:BLGO), a developer of sustainable cleantech technologies and full-service environmental engineering company, today announced that it has set a new quarterly revenue record, and provided a snapshot of the improving financial results of its environmental technology subsidiaries.

The company’s President and CEO Dennis P. Calvert said, “While we are pleased with our financial results from this quarter, we believe this is just the start of dramatic growth for our company, driven by (i) the expanded sales and expected retail launch of POOPH by our white-label pet odor control partners at Ikigai, (ii) the anticipated launch of our proprietary PFAS treatment technology, as well as the wastewater treatment product developed in partnership with Garratt-Callahan, and (iii) the expansion of big engineering projects like the waste-to-energy conversion plant project in South America.”

He continued, “It is also worth mentioning that our project to help a national nuclear fuel innovator develop prototype production systems is expected to expand over the coming months following a successful first phase of our contract.” You can read more about this project in the original press release, linked here: https://biolargo.blogspot.com/2022/06/biolargo-engineering-science.html.

BioLargo generated approximately $1.3 million in company-wide revenue for the second quarter of 2022, representing a 37% increase compared with the first quarter of 2022, and a 185% increase compared with the second quarter of 2021. Note, however, that these revenue figures are preliminary, have not been reviewed and are subject to change pending review by the company’s independent registered public accounting firm. The company will include its full results of operations in its quarterly report for the period ended June 30, 2022, due to be filed with the SEC by August 15, 2022. The company also intends to hold an investor webcast and conference call shortly after the filing of its quarterly report to discuss its financial results, and will provide details for participating in this event as soon as its available.

About BioLargo, Inc.

BioLargo, Inc. (OTCQB:BLGO) invents, develops, and commercializes innovative technologies in the cleantech space, including for PFAS contamination, advanced water and wastewater treatment, industrial odor and VOC control, air quality control, and infection control. With over 13 years of extensive R&D, BioLargo holds a wide array of issued patents, maintains a robust pipeline of products, and provides full-service environmental engineering. Our approach is to invent or acquire novel technologies and develop them to maturity through our operating subsidiaries. We have developed a number of key channel partnerships to support the reach of our products and services and maximize their commercial potential. With a keen emphasis on collaborations with academic, municipal, and commercial organizations and associations, BioLargo has proven itself with over 80 awarded grants and numerous pilot projects. We monetize through direct sales, recurring service contracts, licensing agreements, strategic joint venture formation and/or the sale of the IP. See our website at www.BioLargo.com.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about BioLargo’s (the “Company”) expectations regarding anticipated revenue and plans for future operations, and may be identified by words such as “we believe”. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation: the effect of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, and stock price; the effect of global and regional economic conditions on the Company’s business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services, and technological innovations on a timely basis; the dependency of the Company on the performance of distributors of the Company’s products. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.